EXHIBIT 99.1
2707 NO. 108TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
David Downing	Jeff Elliott or Geralyn DeBusk
SVP and CFO	972-458-8000
402-827-6235
Lindsay Corporation Increases Cash Dividend
OMAHA, NEB., JULY 18, 2007—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, announced today that its Board of Directors has declared an 8 percent increase in its regular quarterly cash dividend to $0.07 per share, payable August 31, 2007, to shareholders of record on August 17, 2007. The regular quarterly cash dividend was previously $0.065 per share. The new annual indicated rate is $0.28 per share, up from the previous annual indicated rate of $0.26 per share.
About the Company
Lindsay manufactures and markets irrigation equipment including Zimmatic, Greenfield, Stettyn and Perrot center pivot, lateral move and hose reel irrigation systems and GrowSmart controls, all of which are used by farmers to increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure products including movable barriers for lane management to reduce traffic congestion and improve safety through its wholly owned subsidiary, Barrier Systems Inc. In addition, the Company produces crash cushions and specialty barriers to improve motorist and highway worker safety, large diameter steel tubing, and provides outsourced manufacturing and production services for other companies. At July 3, 2007, Lindsay had approximately 11.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.